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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement, relating to 500,000 shares of common stock, of American Tower Corporation on Form S-1 of the following reports appearing in the Prospectus, which is part of this Registration Statement:

(1) Our report dated March 6, 1998 (except for Note 4, as to which the date is March 27, 1998) on the consolidated financial statements of American Tower Systems Corporation and subsidiaries, a wholly owned subsidiary of American Radio Systems Corporation;
(2) Our report dated October 31, 1997 on the combined financial statements of Meridian Communications;
(3) Our report dated February 27, 1998 on the financial statements of Gearon & Co., Inc.;
(4) Our report dated March 2, 1998 on the financial statements of OPM-USA-INC.; and
(5) Our report dated November 4, 1997 on the financial statements of Diablo Communications, Inc.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements of American Tower Systems Corporation and subsidiaries referred to in our aforementioned report also included the financial statement schedules of American Tower Systems Corporation and subsidiaries. These financial statement schedules are the responsibility of the management of American Tower Systems Corporation and subsidiaries. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP
Boston, Massachusetts
February 5, 1999